EXHIBIT 99.1

UNITED INDUSTRIAL CORPORATION

Contact: James H. Perry
         Vice President and Cheif Financial Officer
         (410) 628-8786

                 United Industrial Reports Third Quarter Results
                 -----------------------------------------------

        - Board Declares Dividend and Authorizes Stock Buy-Back Program -

    HUNT VALLEY, Md., Nov. 12 /PRNewswire-FirstCall/ -- United Industrial Corporation (NYSE: UIC) today announced its financial results for the third quarter and nine months ended September 30, 2003. Revenue and income amounts from continuing operations include the results of the Company's Defense, Energy and Other segments only. The results of the Company's remaining transportation operations are reported as discontinued operations.

    Third Quarter Results
    ---------------------
    Revenues from continuing operations for the third quarter increased $2.2 million or 3.2% to $69.3 million from $67.1 million in the year-ago quarter.

    For the third quarter of 2003, the Company's net income from continuing operations was $2.8 million, or $0.21 per diluted share, compared to $4.5 million, or $0.32 per diluted share, in the third quarter last year.

    The third quarter 2003 results include pension expense of $944,000, net of tax, or $0.07 per diluted share and a severance charge resulting from the closure of the New York office of $314,000, net of tax, or $0.02 per diluted share. The third quarter 2002 results include pension expense of $122,000, net of tax, or $0.01 per diluted share. The increase in pension-related expense is primarily due to the downward trend in the securities markets and interest rates as of the pension plan's most recent measurement date of December 31, 2002. Excluding the pension performance in both years and the charge related to the closure of the New York office in 2003, income from continuing operations in the 2003 third quarter would have been $4.1 million, net of tax, or $0.30 per diluted share, compared to $4.6 million, net of tax, or $0.33 per diluted share, in the third quarter of 2002.

    Although the total gross profit amount in the Defense segment increased during the third quarter of 2003 compared to 2002, the gross profit as a percent of sales decreased. During the third quarter of 2002, the program mix in the Defense segment included higher margin international sales that favorably impacted earnings. However, during the third quarter of 2003 the Defense segment experienced improved margins on domestic programs.

    In its discontinued transportation operations, the Company reported a net loss in the third quarter of 2003 of $16.8 million, or a loss of $1.23 per diluted share, compared to a net loss of $1.8 million, or a loss of $0.13 per diluted share, in the third quarter last year. The 2003 results primarily include a loss of $15.3 million, net of tax, related to the estimated loss incurred by Electric Transit, Inc. (ETI), in which the Company's AAI subsidiary is a 35% stockholder, to complete the production and warranty phases of its one remaining contract to provide electric trolley buses to the San Francisco Municipal Railway (MUNI). Also included in the 2003 loss is $888,000, net of tax, of costs related to idle capacity that cannot be allocated to the Company's now substantially completed MUNI subcontract and $240,000, net of tax, of general and administrative expenses. The 2002 loss includes approximately $870,000, net of tax, of general and administrative expenses, $530,000, net of tax, of costs related to idle capacity that cannot be allocated to the Company's MUNI subcontract, $378,000, net of tax, in estimated costs to complete the Company's MUNI subcontract, and a $66,000, net of tax, provision related to a loss associated with ETI.

    Frederick M. Strader, President and Chief Executive Officer, said, "Overall, we're pleased with the continuing performance of our core defense businesses. Operationally, our key product lines turned in solid results. We're very proud in particular of the performance of our Shadow 200 Tactical Unmanned Aerial Vehicle (UAV) systems and Pioneer UAV systems in Iraq, and especially proud of the logistical support teams on the ground providing crucial support to U.S. soldiers and marines."

    "In our discontinued transportation business, our AAI subsidiary has successfully completed its production deliveries under its MUNI electric trolley bus subcontract from ETI. However, ETI itself has taken additional reserves in reassessing its remaining obligations with respect to its MUNI contract and the Company has recorded an additional loss to reflect the funding for ETI's reserves that we anticipate we will be required to provide to ETI. I am not happy with the need to take this action, but our transportation team is working hard to assist ETI in resolving this contract quickly and efficiently, and I believe this perseverance will pay off. Despite this setback, we are moving quickly to implement plans that will improve shareholder value. While many of our growth initiatives are only in early stages of development, we are focusing a significant portion of time to these efforts."

    "In addition, the Board of Directors of United Industrial Corporation authorized the repurchase of up to $10 million of United Industrial's common stock. It is our belief that, given the current stock price, the shares represent an attractive investment opportunity for our company. With our strong cash position, the success that we have seen in our core defense business, and the confidence we have in our future, the repurchase program is an excellent way for us to invest in the continuing growth and success of United Industrial."

    Operating Highlights
    --------------------
    The Company is continuing to win new customers and contracts globally while reinforcing its industry leadership across key niche defense markets. During the third quarter, the Defense segment recorded new bookings of $95.0 million and ended the quarter with $283.0 million of funded backlog.

    The flagship program of the Defense segment continues to be the Shadow 200 Tactical Unmanned Aerial Vehicle (TUAV) program for the U.S. Army. During the third quarter of 2003 this program was awarded an additional $26.7 million in funding for a range of services such as logistics, test support, and training as well as continuing operations overseas in support of Operation Iraqi Freedom where Shadow 200 TUAVs have now flown over 2,800 hours. This award brings the funded backlog in the unmanned aerial vehicle line of business to $98.0 million at quarter end. In addition, full rate production for TUAV air vehicles is running two months ahead of schedule in the Company's effort to support U.S. Army demand that remains strong. In fact, Major General Odierno of the 4th Infantry Division requested an immediate deployment of another Shadow TUAV system from the Army and stated, "The Shadow 200 is a winner that is providing critical intelligence needed to prosecute our fight."

    Also, in this quarter, the Company was awarded a $4.6 million contract to provide Joint Service Electronic Combat Systems Tester (JSECST) Test Program Sets and other equipment to the Air Force, as well as $500,000 in additional funding in support of JSECST-related logistics and engineering services to the Navy. At September 30, 2003 the JSECST program had a funded backlog of $53.8 million. In shipboard systems, another Defense segment mainstay, the Company was awarded a $400,000 contract modification by the U.S. Navy to begin systems engineering for the On-Board Trainer (OBT) system for the Navy's FFG Class ships. Importantly, a total of 21 ships are expected to receive OBT systems over the next three years for a total anticipated value of $14-16 million.

    During the third quarter, the Defense segment's Engineering and Maintenance Services business (ESI) received a $37.7 million order for production and delivery of additional maintenance training devices and engineering support for the U.S. Air Force's C-17 Globemaster III transport. The current backlog on this program is $75.9 million. ESI, as a subcontractor to Vertex, was awarded $5.45 million in August for the Navy's T-45 Ground Based Training Systems contractor logistics support program. Four additional option years are expected to follow for a total value of $27.5 million.

    Detroit Stoker, the Company's Energy segment subsidiary, experienced an up tick in order demand both at home and abroad through a number of significant contract orders during the third quarter. The combination of an effective restructuring last year and continuing global demand for renewable energy sources has placed Detroit Stoker in a favorable market position going forward.

    Nine Months Results
    -------------------
    Revenues from continuing operations for the 2003 nine-month period increased $38.4 million or 20.3% to $227.8 million from $189.3 million in the first nine months of 2002.

    For the first nine months of 2003, the Company's net income from continuing operations increased 20.3% to $8.6 million, or $0.63 per diluted share, from $7.2 million, or $0.52 per diluted share, in the first nine months of 2002. The 2003 nine-month results include pension expense of $2.9 million, net of tax, or $0.21 per diluted share, asbestos related consulting and legal fees of $430,000, net of tax, or $0.03 per diluted share and a charge resulting from the closure of the New York office of $317,000 net of tax, or $0.02 per diluted share. The 2002 nine-month results include pension expense of $354,000, net of tax, or $0.02 per diluted share. Also included in the 2002 results was a charge of $2.5 million, net of tax, or $0.18 per diluted share, related to the closing of the Company's foundry operations at its Detroit Stoker subsidiary and an insurance recovery of $174,000, net of tax, or $0.01 per diluted share. Excluding the asbestos related items and the New York office closure costs in 2003, the pension performance in both years, and the foundry closing costs and insurance recovery in 2002, income from continuing operations in the first nine months of 2003 would have been $12.2 million, net of tax, or $0.90 per diluted share, an increase of 24.4% from $9.8 million, net of tax, or $0.72 per diluted share, in the comparable period of 2002.

    Although the total gross profit amount in the Defense segment increased during the first nine months of 2003 compared to 2002, the gross profit as a percent of sales decreased. During the first nine months of 2002, the program mix in the Defense segment that included higher margin international sales favorably impacted earnings. However, during the first nine months of 2003 the Defense segment experienced improved margins on domestic programs.

    The Company's discontinued transportation operations reported a net loss in the nine-month period of 2003 of $19.0 million, or a loss of $1.39 per diluted share, compared to a net loss of $26.5 million, or a loss of $1.93 per diluted share, in the same period last year. The 2003 results primarily include a loss of $15.7 million, net of tax, related to the estimated loss incurred by ETI to complete the production and warranty phases of its one remaining contract to provide electric trolley buses to MUNI. Also included in the 2003 loss are $2.3 million, net of tax, of costs related to idle capacity that cannot be allocated to the Company's now substantially completed MUNI subcontract and $838,000, net of tax, of general and administrative expenses. The 2002 results include a provision of $13.8 million, net of tax, related to the sale of the Company's overhaul contracts. Also included in the 2002 loss was approximately $1.9 million, net of tax, in estimated costs to complete the Company's remaining transportation contracts, $1.9 million, net of tax, of general and administrative expenses, $2.8 million, net of tax, of other costs related to the disposal of the conveyed contracts, and a $5.8 million, net of tax, loss related to ETI.

    During the completion of the discontinued transportation operations, the Company anticipates that the amount of overhead to be absorbed by its now substantially completed MUNI subcontract will not be sufficient to cover the total overhead incurred. The Company's discontinued transportation operations will expense the unabsorbed overhead as incurred. These charges are expected to be approximately $3,000,000 to $3,500,000 from October 1, 2003 through the third quarter of 2004. Further, general and administrative expenses related to the discontinued transportation operations that likewise will be expensed as incurred from October 1, 2003 through the third quarter of 2004 are expected to be about $1,300,000. In addition, upon completion of the discontinued transportation's production operations the Company contemplates a charge associated with the idle facility, primarily future operating lease costs, of approximately $1,000,000. Subleasing the facility space may mitigate these costs. Including the unabsorbed overhead, general and administrative expenses, and operating lease costs described above, the Company expects that it may fund the discontinued transportation operations about $18 million over the next ten years. No assurances can be given, however, as to the actual amount of the Company's liability concerning ETI's obligation to complete its one remaining contract to deliver electric trolley buses to MUNI, and exit the discontinued operations.

    Business Initiatives
    --------------------
    In September the Company announced that, among other efforts, it intended to close its New York office, sell non-core assets, and consider a stock buy- back program in order to maximize shareholder value. In accordance with those recently announced strategic initiatives the Company closed its New York office on October 31, 2003. Consequently, all functions have been relocated to United Industrial Corporation's headquarters at Hunt Valley, Maryland which is also the headquarters of the Company's AAI Corporation Defense segment subsidiary. During the third quarter of 2003, the Company recorded a $314,000, net of tax severance charge related to the former employees of the New York office. In the fourth quarter of 2003, the Company anticipates a charge of about $287,000, net of tax related to the closure of the New York facility. Further, in October 2003 the Company engaged Imperial Capital LLC to assist the Company in a potential sale of its Detroit Stoker Energy segment.

    Stock Buy -- Back Program
    -------------------------
    The Board of Directors of United Industrial Corporation authorized the repurchase of up to $10 million of United Industrial's common stock. The timing of the buy-back and the exact number of shares provided will depend on market conditions.

    Dividend Declaration
    --------------------
    The Company announced that its Board of Directors has declared a dividend of $0.10 a share on its common stock, payable December 3, 2003 to stockholders of record at the close of business on November 21, 2003.

    USE OF NON-GAAP MEASURES
    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), Management believes that providing Pro forma Earnings from Continuing Operations, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company. Special items included in the Pro forma results represent significant charges or credits that are important to understanding the Company's ongoing operations. The Company also discloses EBITDAP (earnings before interest, taxes, depreciation, amortization, and pension results) which likewise is a non-GAAP measure. Management believes that providing this additional information is useful to understanding the Company's ability to meet capital expenditures and working capital requirements and to better assess and understand the Company's operating performance. Such measurements are not recognized in accordance with GAAP and United Industrial Corporation does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

    The Company will hold a conference call Thursday, November 13, 2003, at 10:00 a.m. (ET) to discuss its financial results for the third quarter of 2003. A live webcast of the call will be accessible for all interested parties on the Company's website, www.unitedindustrial.com, in the Investor Relations section, or on www.streetevents.com. Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com, or at www.streetevents.com.

    United Industrial Corporation is a company focused on the design and production of defense systems. Its products and services include unmanned aerial vehicles, test and simulation systems, automated aircraft test and maintenance equipment and logistical/engineering services. The Company also manufactures combustion equipment for biomass and refuse fuels.

    Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.


                                      ###

    FINANCIAL HIGHLIGHTS:
    ---------------------
    (Dollars and Share Amounts in Thousands Except Per Share Amounts)

                             THREE MONTHS ENDED        NINE MONTHS ENDED
                                September 30             September 30
                             -------------------       -----------------
                               2003         2002        2003       2002

                                           (unaudited)

  Net Sales From
   Continuing Operations      $69,273     $67,109      $227,752       $189,304
                            ==========  ==========    ==========     ==========

  Income From
   Continuing Operations       $2,801      $4,462        $8,633         $7,176
                            ==========  ==========    ==========     ==========
  Loss From
   Discontinued Operations   $(16,751)    $(1,844)     $(19,011)      $(26,535)
                            ==========  ==========    ==========     ==========

  Net Income (Loss)          $(13,950)     $2,618      $(10,378)      $(19,359)
                            ==========  ==========    ==========     ==========

  Basic Earnings per share:
   Income From
    Continuing Operations       $0.21       $0.34        $ 0.66          $0.55
                            ==========  ==========    ==========     ==========

   Loss From
    Discontinued Operations    $(1.26)     $(0.14)       $(1.44)        $(2.04)
                            ==========  ==========    ==========     ==========

  Net Income (Loss)            $(1.05)      $0.20        $(0.79)        $(1.49)
                            ==========  ==========    ==========     ==========

  Diluted Earnings per share:
   Income From
    Continuing Operations       $0.21       $0.32         $0.63          $0.52
                            ==========  ==========    ==========     ==========

   Loss From
    Discontinued Operations    $(1.23)     $(0.13)       $(1.39)        $(1.93)
                            ==========  ==========    ==========     ==========

  Net Income (Loss)            $(1.03)      $0.19        $(0.76)        $(1.41)
                            ==========  ==========    ==========     ==========

  Weighted average shares
   outstanding:

    Basic                      13,267      13,065        13,159         13,021
                            ==========  ==========    ==========     ==========
    Diluted                    13,597      13,736        13,653         13,729
                            ==========  ==========    ==========     ==========


                United Industrial Corporation and Subsidiaries
                      Consolidated Condensed Balance Sheet
                             (Dollars in Thousands)


                                                  September 30    December 31
                                                      2003            2002
                                                   (unaudited)
    Assets

    Current Assets
     Cash and cash equivalents                       $12,373         $3,635
     Trade receivables                                49,272         37,688
     Inventories                                      16,144         20,951
     Federal income taxes receivable                       -         15,509
     Assets of discontinued operations                12,106         14,042
     Other current assets                              7,808          5,879
                                                     -------        -------

    Total current assets                              97,703         97,704

    Insurance receivable -- asbestos litigation       20,324         20,343
    Property & equipment -- net                       21,669         21,196
    Other non-current assets                          19,160         18,952
                                                     -------        -------

    Total assets                                    $158,856       $158,195
                                                     =======        =======


    Liabilities and Shareholders' Equity
    Other current liabilities                        $40,135        $35,697
    Liabilities of discontinued operations            15,489         11,513
    Other long-term liabilities                       23,012         23,226
    Minimum pension liability                         12,596          8,276
    Reserve for asbestos litigation                   31,647         31,852
                                                     -------        -------
    Total Liabilities                                122,879        110,564

    Shareholders' equity                              35,977         47,631
                                                     -------        -------

                                                    $158,856       $158,195
                                                     =======        =======


                United Industrial Corporation and Subsidiaries
                                  SEGMENT DATA
                             (Dollars in Thousands)

                             Three Months Ended      Nine Months Ended
                                September 30             September 30
                             2003         2002        2003        2002

                                (unaudited)              (unaudited)

    Net Sales:
     Defense               $62,242      $59,126     $206,132     $166,155
     Energy                  7,031        7,983       21,620       23,149
                          ---------    ---------    ---------    ---------

      Total                $69,273      $67,109     $227,752     $189,304
                          =========    =========    =========    =========

    Segment profit (loss)
     Defense                $3,809       $5,129      $12,116      $11,536
     Energy                  1,145        1,726        2,701          (66)
     Other                    (563)         188       (1,427)        (326)
                          ---------    ---------    ---------    ---------

      Total                 $4,391       $7,043      $13,390      $11,144
                          =========    =========    =========    =========

    (Expenses) income included in
    Segment profit above:

    Defense
     Pension expense       $(1,615)       $(600)     $(4,844)     $(1,800)
     Insurance recovery          -            -            -         $271

    Energy
     Restructuring costs         -          $(4)           -      $(3,845)
     Asbestos related
      expense                    -            -         (667)           -
     Pension income           $135         $408         $406       $1,250

    Other
     New York office
      closure costs          $(492)           -        $(492)           -


     UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES (UIC)
     GAAP AND PRO FORMA RESULTS
     The following table provides a reconciliation of UIC'S GAAP to pro forma earnings per diluted share from continuing operations


    (Dollars in Thousands)    Three Months Ended      Nine Months Ended
                                 September 30            September 30
                              -------------------     ------------------
                              2003         2002        2003        2002
                              ----         ----        ----        ----
                                  (unaudited)             (unaudited)

    GAAP earnings from
     continuing operations
     before income taxes     $4,391       $7,043      $13,390      $11,144

    Plus: Asbestos related
     expense                      -            -          667            -
    Plus: New York office
     closure costs              492            -          492            -
    Plus: Restructuring
     charge                       -            4            -        3,845
    Plus: Pension expense     1,615          600        4,844        1,800
    Less: Pension income       (135)        (408)        (406)      (1,250)
    Less: Income from
     insurance recovery           -            -            -         (271)

    Pro forma earnings from
     continuing operations
     before income taxes
     (non-GAAP measure)      $6,363       $7,239      $18,987      $15,268
                            =======      =======      =======      =======


     UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES (UIC)
     GAAP AND PRO FORMA RESULTS
     The following table provides a reconciliation of UIC's GAAP to pro forma earnings per diluted share from continuing operations


                                Three Months Ended         Nine Months Ended
                                    September 30              September 30
                                -------------------        ------------------
                                 2003         2002         2003         2002
                                 ----         ----         ----         ----
                                     (unaudited)              (unaudited)

   GAAP earnings per diluted
     share from continuing
     operations                  $0.21        $0.32        $0.63        $0.52

    Plus: Asbestos related
     expense                         -            -         0.03            -
    Plus: New York office
     closure costs                0.02            -         0.02            -
    Plus: Restructuring
     charge                          -            -            -         0.18
    Plus: Pension expense         0.08         0.03         0.23         0.08
    Less: Pension income         (0.01)       (0.02)       (0.02)       (0.06)
    Less: Income from
     insurance recovery              -            -            -        (0.01)

    Pro forma earnings per
     diluted share from
     continuing operations
     (non-GAAP measure)          $0.30        $0.33        $0.90        $0.72
                                 =====        =====        =====        =====


                United Industrial Corporation and Subsidiaries
     Reconciliation of Net Cash from Operating Activities from Continuing
               Operation to EBITDAP from Continuing Operations
                             (Dollars in Thousands)

                                                       Nine Months Ended
                                                         September 30
                                                       ------------------
                                                       2003          2002
                                                       ----          ----
                                                          (unaudited)

    Net cash provided by operating
     activities from continuing operations           $27,341        $ 4,349
    Equity in income of investee company                  54             67
    Other cash flow changes related to
     operating activities                              6,896         11,125
    Continuing operations tax refund,
     resulting from discontinued
     operations losses                               (16,822)             -
    Income taxes                                       4,757          3,968
    Interest (income) expense, net                       (44)           516
    Restructuring charge                                (492)          (425)
                                                    ---------       --------
    EBITDAP from continuing operations
     (non-GAAP measure)                              $21,690        $19,600

